SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )

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|_| Preliminary Proxy Statement
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|_| Definitive Additional Materials
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Hibernia Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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4.	Date Filed: ____________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Hibernia Corporation (the “Company”) will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Tuesday, April 17, 2001.

     Shareholders of record at the close of business on February 23, 2001, are entitled to notice of the Annual Meeting and to vote at the Meeting or any adjournment or postponement thereof.

NOTICE TO SHAREHOLDERS WHO USE THE INTERNET

     Enclosed is a proxy card for Hibernia Corporation’s 2001 Annual Meeting of Shareholders. Because you have consented to receive Annual Meeting materials through the Internet, we have not enclosed a printed copy of the Proxy Statement or Annual Report. This information is available to you through the following Internet site:

www.hibernia.com/annual_meeting

     You may still receive printed copies upon request by revoking your consent at any time. To revoke your consent, just go to the following Internet site and follow the instructions:

www.mellon-investor.com

     You may vote your shares by Internet or telephone, or you may sign and return the proxy card in the enclosed envelope. The instructions for each of these methods are attached to the proxy card. Your vote over the Internet or by telephone authorizes the named proxies in the same manner as if you returned your proxy card. If you vote by Internet or telephone, therefore, there is no need to mail your proxy card.

     Thank you for helping Hibernia save money in printing and postage costs.

To request a printed copy of the Proxy Statement, Annual Report or both, contact:

Susan Klein
Assistant Secretary
Hibernia Corporation
P. O. Box 61540
New Orleans, LA 70161
E-mail address: sklein@hibernia.com

March 15, 2001

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 9:00 a.m., local time, on Tuesday, April 17, 2001. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

     The Meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the Meeting so that it can be validated for you.

     At the Meeting you will be asked to

  elect six directors, each for a three-year term, and

  ratify the appointment of Ernst & Young LLP as independent auditors for 2001.

     Your Board of Directors recommends that you vote “FOR” each proposal.

     Regardless of the number of shares you own, it is very important that you vote them at the Meeting. You may vote either in person or by proxy. You may vote by proxy by sending your vote over the Internet, calling in your vote or signing and mailing the enclosed proxy card. Even if you plan to attend the Meeting, please take a moment now to send your vote over the Internet, call in your vote or sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

     Thank you for your cooperation and continued support.

Sincerely,
/s/ J. HERBERT BOYDSTUN
J. HERBERT BOYDSTUN President and Chief Executive Officer

HIBERNIA CORPORATION
P. O. Box 61540
New Orleans, Louisiana 70161

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2001

TO HIBERNIA SHAREHOLDERS:

     The Annual Meeting of Shareholders of Hibernia Corporation (the “Company”) will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Tuesday, April 17, 2001. The following matters will be voted upon at the Meeting:

    The election of six persons to serve as Directors of the Company until the 2004 Annual Meeting of Shareholders or until their successors are elected and qualified; and

    The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 2001.

     In addition, any other business that properly comes before the Meeting, or any adjournment or postponement thereof, will be acted upon.

     Shareholders of record at the close of business on February 23, 2001, are entitled to notice of the Annual Meeting and to vote at the Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

     Please read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting. We encourage you to read the Proxy Statement before you vote your shares.

     Please authorize the persons named on the proxy to vote your shares by sending your vote over the Internet, calling in your vote or signing and dating the enclosed proxy and returning it in the envelope provided as promptly as possible. You may revoke your proxy as described in the Proxy Statement.

By Order of the Board of Directors
/s/ CATHY E. CHESSIN
CATHY E. CHESSIN Secretary
New Orleans, Louisiana March 15, 2001

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CERTAIN DEFINITIONS

     We have capitalized certain terms and used them in this Proxy Statement for ease of reference. Those terms and their definitions are included below.

     Annual Meeting or Meeting: The 2001 Annual Meeting of Shareholders of Hibernia Corporation.

     Bank: Hibernia National Bank, a subsidiary of the Company.

     Board or Board of Directors: The Board of Directors of Hibernia Corporation.

     Common Stock: Class A Common Stock of Hibernia Corporation.

     Company or Hibernia: Hibernia Corporation.

     Director: A member of the Board of Directors of the Company.

     ESOP: The Employee Stock Ownership Plan of Hibernia Corporation.

     Executive(s): One or more of the six executive officers or former executive officer of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Mr. J. Herbert Boydstun, Mr. Randall E. Howard, Mr. K. Kirk Domingos III, Mr. Richard G. Wright, Ms. Marsha M. Gassan and Mr. Stephen A. Hansel).

     Non-Qualified Deferral Plan: The Deferred Compensation Plan for Key Management Employees, a benefit plan of the Company that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company’s 401(k) plan.

     Non-Qualified Target Benefit Plan:The Deferred Award Plan, a benefit plan of the Company that provides for contributions by the Company to the extent that a participant’s income from all sources after retirement is anticipated to be less than 39% of the average of his salary and bonus for the three years prior to retirement at age 65.

     Record Date: February 23, 2001, the date on which one must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting.

     Supplemental Stock Compensation Plan: The Supplemental Stock Compensation Plan for Key Management Employees, a benefit plan of the Company that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company’s ESOP.

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HIBERNIA CORPORATION
P.O. Box 61540
New Orleans, Louisiana 70161

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2001

PROXY SOLICITATION AND VOTING OF PROXIES

     Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 2001 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on Tuesday, April 17, 2001, in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement of the Meeting. This Proxy Statement is being furnished in connection with the Annual Meeting.

     Only shareholders of the Company’s Class A Common Stock, no par value, of record as of the close of business on February 23, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Meeting. On February 23, 2001, there were 161,210,357 shares of Common Stock issued, 157,925,637 shares of which were outstanding. The remaining 3,284,720 shares were held in the Company’s treasury and are not considered outstanding for purposes of the Meeting. Each share of outstanding Common Stock is entitled to one vote on each matter to come before the Meeting.

     This Proxy Statement and form of proxy are being sent to shareholders on or about March 15, 2001.

How Proxies Will Be Voted

     If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under “Election of Directors” and FOR Proposal No. 2. If any other matters are considered at the Meeting, proxies will be voted by the holder of the proxy in his or her discretion.

     If a proxy is voted ABSTAIN as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the Meeting.

     A proxy (whether submitted on the proxy card or authorized by Internet or telephone) may be revoked by giving written notice to the Secretary of the Company at or before the Meeting (and before the proxy has been voted). A proxy may also be revoked by delivering to the Secretary of the Company at or before the Meeting (and before the original proxy has been voted) a properly executed later-dated proxy. A proxy will not be revoked by the death of the shareholder who executed the proxy unless, before the proxy has been voted, written notice of such death is delivered to the Secretary of the Company.

Owners of 5% or More of the Company’s Common Stock

     To the best knowledge of the Board of Directors, no shareholder beneficially owned more than 5% of the Company’s outstanding Common Stock as of the Record Date.

VOTING PROCEDURES

Election of Directors

     Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The six nominees receiving the most votes will be elected as Directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee’s achievement of a plurality.

Other Proposals

     For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter (other than the election of Directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Meeting for purposes of the proposal. However, they are not votes for approval of the proposal, so they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they reduce the number of affirmative votes required to approve the proposal by reducing the total number of shares present or represented (from which a majority is calculated).

PROPOSAL NO. 1
ELECTION OF DIRECTORS

     You are being asked to elect six individuals as Directors. These individuals, if they are elected by the shareholders, will serve as Directors of the Company until the 2004 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified.

     The Board of Directors has fixed the number of Directors at 15. The Board is divided into three approximately equal classes with terms expiring in successive years.

     The individuals who have been nominated for election at the Annual Meeting are listed below under the caption “Directors Nominated to Serve Until the 2004 Annual Meeting.” Each nominee is currently a Director of the Company. All of these individuals except Mr. Randall E. Howard were elected by the shareholders at previous annual meetings. Mr. Howard was appointed by the Board to fill a vacancy.

     If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees that the Board of Directors may nominate. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 2001 Annual Meeting.

     A Director who has attained the age of 72 generally is required by the By-Laws to retire at the next annual meeting of shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of the Director’s term. Both Mr. Boh and Dr. Peltier will reach age 72 in 2002. If the Board finds that circumstances exist that make it likely that the retirement of either or both of them could result in harm to the business or prospects of the Company, it may by two-thirds vote authorize either or both of them to serve until the end of their respective terms at the 2004 Annual Meeting. Otherwise, they will retire as of the 2003 Annual Meeting.

Your Directors

     Directors Nominated to Serve Until the 2004 Annual Meeting

     Robert H. Boh, age 70, is the Chairman of the Board of Hibernia Corporation and Hibernia National Bank and has served Hibernia as a Director since 1968. Mr. Boh is also the Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

     E. R. “Bo” Campbell, age 60, is the Vice Chairman of the Board of Hibernia Corporation and Hibernia National Bank. Mr. Campbell is also the Chairman of Campbell Companies. He is active in oil and gas and land and timber investments. Mr. Campbell has been a Director of the Company since 1994.

     Richard W. Freeman, Jr., age 62, has served as a member of the Company’s Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

     Randall E. Howard, age 53, is the newest member of Hibernia’s Board and also serves as Chief Commercial Banking Executive of Hibernia Corporation and Hibernia National Bank. Mr. Howard formerly served as President of ArgentBank (Thibodaux, Louisiana), which Hibernia acquired by merger in 1998. On December 20, 2000, Mr. Howard was elected as a Director to fill a vacancy on the Board.

     Elton R. King, age 54, is retired Group President – Network & Carrier Services and a retired director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King is also a director of Central Louisiana Electric Company, Inc. Mr. King joined Hibernia’s Board in 1994.

     Dr. James R. Peltier, age 70, is a retired oral and maxillofacial surgeon in Thibodaux, Louisiana and formerly served as the Chairman of the Board of ArgentBank, which Hibernia acquired by merger in 1998. Dr. Peltier has been a Director of the Company since 1998.

     Directors Whose Terms Continue After the 2001 Annual Meeting

     Directors Whose Terms Continue Until the 2002 Annual Meeting

     Robert T. Holleman, age 70, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of Hibernia National Bank’s Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

     Sidney W. Lassen, age 66, is the Chairman of the Board and Chief Executive Officer of Sizeler Property Investors, Inc., a public company qualified as a Real Estate Investment Trust, and Chairman of Sizeler Realty Co. Mr. Lassen has served as a Director of Hibernia since 1985.

     William C. O’Malley, age 63, is the Chairman of the Board, President and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O’Malley joined Hibernia’s Board in 1995.

     Ray B. Nesbitt, age 67, is the retired President of Exxon Chemical Company in Houston, Texas and also serves as a director of the Federal Reserve Bank of Dallas – Houston Branch. Mr. Nesbitt joined Hibernia’s Board in 1999.

     Janee M. “Gee” Tucker, age 54, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm headquartered in New Orleans. Ms. Tucker joined Hibernia’s Board in 1995.

     Directors Whose Terms Continue Until the 2003 Annual Meeting

     J. Herbert Boydstun, age 54, is President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Boydstun formerly served as Chief Community Banking Executive of Hibernia Corporation and Hibernia National Bank since June 2000 and as Chairman of the Southwest Region prior to that. Mr. Boydstun has been a Director of the Company since 1994.

     Dick H. Hearin, age 66, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge, Louisiana. Mr. Hearin has served on Hibernia’s Board since 1986.

     Donald J. Nalty, age 67, is the retired Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank and now serves Hibernia National Bank as a business development consultant. Mr. Nalty has served on Hibernia’s Board since 1966.

     Robert T. Ratcliff, age 58, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria, Louisiana. Mr. Ratcliff is also a director of Central Louisiana Electric Company, Inc. Mr. Ratcliff joined Hibernia’s Board in 1994.

Beneficial Ownership of Stock by Directors and Executives

     The following table shows the amount of Common Stock beneficially owned by each Director and Executive. The table also shows the total number of shares owned by all Directors and executive officers of Hibernia.

Name	Common Stock (1)		Exercisable Stock Options (2)	Percent of Outstanding Stock ***

Robert H. Boh	95,597	(3)	33,321	*

J. Herbert Boydstun	464,015	(4)	172,500	*

E. R. “Bo” Campbell	4,653,226	(5)	21,250	2.81%

Richard W. Freeman, Jr	47,223		33,321	*

Dick H. Hearin	63,320	(6)	33,321	*

Robert T. Holleman	43,577		33,321	*

Randall E. Howard	51,552	(7)	73,750	*

Elton R. King	8,221	(8)	26,250	*

Sidney W. Lassen	242,438	(9)	31,766	*

Donald J. Nalty	110,630	(10)	41,336	*

Ray B. Nesbitt	228,914	(11)	7,500	*

William C. O’Malley	11,449		21,250	*

Dr. James R. Peltier	348,615	(12)	11,250	*

Robert T. Ratcliff	42,337	(13)	31,250	*

Janee M. “Gee” Tucker	4,960	(14)	21,250	*

Executives

J. Herbert Boydstun	**		**	*

Randall E. Howard	**		**	*

K. Kirk Domingos III	33,113	(15)	200,781	*

Richard G. Wright	21,332	(16)	217,500	*

Marsha M. Gassan	44,025	(17)	165,000	*

Stephen A. Hansel+	327,493	(18)	2,512,052	1.71%

All Directors, Nominees and Executives (as defined in this Proxy Statement)	6,842,037		3,687,969	6.33%

All Directors, Nominees and Executive Officers of the Company as of February 23, 2001, as a Group (21 persons)	6,608,450		1,531,125	4.90%

*	Less than 1 percent

**	Mr. J. Herbert Boydstun and Mr. Randall E. Howard are also Directors; see listing above.

***	Calculated based upon the actual number of shares outstanding on February 23, 2001, plus all shares subject to options exercisable within 60 days of the date of this Proxy Statement.

+	Mr. Hansel resigned as President and Chief Executive Officer of the Company and the Bank effective December 17, 2000, and ceased to be an employee of the Company and the Bank effective January 31, 2001.

(1)	Except as otherwise indicated, stock ownership information is given as of February 23, 2001, and includes shares that the individual has the right to acquire (other than by exercise of stock options) within 60 days
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of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 2000.

(2)	For purposes of this table, options are “exercisable” if they may be exercised within 60 days of the date of this Proxy Statement, regardless of whether they are “in-the-money.”

(3)	Includes 15,742 shares owned by Mr. Boh’s wife as to which he disclaims beneficial ownership.

(4)	Includes 4,309 shares credited to Mr. Boydstun as of December 31, 2000, under the Company’s Retirement Security Plan and 1,665 shares credited as of December 31, 2000, under the Company’s ESOP. Also includes 2,500 shares held as custodian for Mr. Boydstun’s daughter, 2,500 shares held as custodian for Mr. Boydstun’s son, 2,500 shares held by Jennifer Boydstun Russ and 12,632 shares of restricted stock over which Mr. Boydstun has voting power and limited dispositive power.

(5)	Includes 8,377 shares credited to Mr. Campbell as of December 31, 2000, under the Company’s Retirement Security Plan, 1,664 shares credited as of December 31, 2000, under the Company’s ESOP, 1,500,000 shares held in Campbell Capital, L.L.C., 25,000 shares held in E. R. Campbell Family Foundation and 926,684 shares held by family members over which Mr. Campbell has voting power only.

(6)	Includes 13,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

(7)	Includes 11,911 shares credited to Mr. Howard as of December 31, 2000, under the Company’s Retirement Security Plan and 535 shares credited as of December 31, 2000, under the Company’s ESOP.

(8)	Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.

(9)	Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen’s wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns a 50% interest, 28,588 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen’s wife owns an interest of approximately 35% and 42,500 shares owned by an estate in which Mr. Lassen’s wife and brother-in-law each own a 50% beneficiary interest.

(10)	Includes 49,661 shares credited to Mr. Nalty as of December 31, 2000, under the Company’s Retirement Security Plan, 5,723 shares credited as of December 31, 2000, under the Company’s Pension Equalization Plan and 1,359 shares credited as of December 31, 2000, under the Company’s ESOP.

(11)	Includes 26,247 shares owned by Mr. Nesbitt’s wife as to which he disclaims beneficial ownership.

(12)	Includes 1,632 shares owned by Dr. Peltier’s wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for whom he has power of attorney.

(13)	Includes 27,318 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.

(14)	Includes 228 shares owned by corporations of which Ms. Tucker is chief operating officer.

(15)	Includes 9,447 shares credited to Mr. Domingos as of December 31, 2000, under the Company’s Retirement Security Plan, 1,666 shares credited as of December 31, 2000, under the Company’s ESOP and 19,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

(16)	Includes 1,873 shares credited to Mr. Wright as of December 31, 2000, under the Company’s Retirement Security Plan, 1,664 shares credited as of December 31, 2000, under the Company’s ESOP and 17,685 shares of restricted stock over which Mr. Wright has voting power and limited dispositive power.

(17)	Includes 1,345 shares held by Ms. Gassan’s spouse and 20 shares held as custodian for Ms. Gassan’s children. Also includes 11,534 shares credited to Ms. Gassan as of December 31, 2000, under the Company’s Retirement Security Plan, 1,665 shares credited as of December 31, 2000, under the Company’s ESOP and 13,504 shares of restricted stock over which Ms. Gassan has voting power and limited dispositive power.

(18)	Includes 35,741 shares held by Mr. Hansel’s former spouse. Also includes 13,124 shares credited to Mr. Hansel as of December 31, 2000, under the Company’s Retirement Security Plan, 1,665 shares credited as of December 31, 2000, under the Company’s ESOP, 13,264 shares held as custodian for Mr. Hansel’s children and grandchildren and 104,620 shares of stock that were restricted shares as of December 31, 2000, over which Mr. Hansel had voting power and limited dispositive power. (As of February 1, 2001, such shares were no longer restricted.)
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Board Meetings and Committees

     Board Meetings and Attendance

     During 2000, there were 13 meetings of the Company’s Board of Directors. All of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

     Committee Meetings and Membership

     The Hibernia Board had the following committees during 2000, and each committee met during 2000 the number of times reflected below:

  Executive (2 meetings)

  Audit (4 meetings)

  Executive Compensation (5 meetings)

  Credit (11 meetings)

  Trust (4 meetings)

  Board Governance (1 meeting). Effective April 18, 2000, the Board determined not to appoint a Board Governance Committee, and the responsibilities of the Board Governance Committee were assumed by the Executive Committee.

     The functions of each of these committees are described below. The following table shows the committees on which each member of the Board of Directors serves:

Name	Audit	Executive	Executive Compensation	Credit	Trust

Robert H. Boh		*

J. Herbert Boydstun		x

E. R. “Bo” Campbell		x		x	*

Richard W. Freeman, Jr	x				x

Dick H. Hearin	x		x

Robert T. Holleman	x				x

Randall E. Howard				x

Elton R. King	x	x	*

Sidney W. Lassen	x	x

Donald J. Nalty				x	x

Ray B. Nesbitt			x	x

William C. O’Malley	*	x	x

Dr. James R. Peltier		x	x	*

Robert T. Ratcliff			x	x

Janee M. “Gee” Tucker				x	x

*	Chairman

     Mr. Boydstun served on the Credit Committee and the Trust Committee until December 20, 2000, and was appointed to the Executive Committee as of December 17, 2000. Mr. Freeman was appointed to the Audit Committee, and ceased to serve on the Credit Committee, on April 18, 2000. Mr. Howard was appointed to the Credit Committee on January 16, 2001.

     Functions of the Committees of the Board

     The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors. In addition it handles the following responsibilities that previously were handled by the former Board Governance Committee:

  screens and recommends potential candidates for membership on the Board;

  recommends terms of office for Directors and the number of Directors to comprise the full Board;

  recommends retirement policies for nonemployee Directors;

  recommends a slate of Directors for election at each Annual Meeting;

  monitors the orientation process for new Directors; and

  reviews and recommends modifications to the Company’s system of compensation for Directors.

     The Executive Committee will consider for recommendation to the Board nominations made by shareholders that comply with the requirements established by the Company’s By-Laws for such nominations. The By-Laws provide that a shareholder may make nominations for a director if: (i) the shareholder is (both when the nomination is made and when the nominee is voted on) the record or beneficial owner of at least 1% or $1,000 in market value of voting shares and the shareholder has held such shares for at least one year; (ii) the nomination is submitted in writing (and includes the shareholder’s name, address, number of shares owned, dates on which the shares were acquired and documentary support of ownership of such shares); (iii) the nomination and other material is timely received as specified in the By-Laws (as described below under the caption “Shareholder Proposals”); and (iv) the nomination is accompanied by a written statement of each nominee’s qualifications for election and the nominee’s signed consent to being nominated and to serve if elected. The nomination must be presented at the meeting by the shareholder or a duly authorized and qualified representative.

     The Audit Committee of the Company performs the following functions, together with those described in the Audit Committee Report and the Audit Committee charter attached as Appendix A:

  supervises the Company’s internal audit function and general auditor;

  directs an examination of the Company’s affairs at least annually; and

  reviews regulatory examination reports on the Company and its subsidiaries, internal audit and loan review reports and audit reports issued by the Company’s independent auditors.

     The Executive Compensation Committee, among other things, performs the following functions:

  establishes the salary, bonus and other compensation of the Company’s CEO;

  reviews and approves salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

  reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

  administers the Company’s executive compensation plans;

  supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

  assists management in developing succession plans for the Company and its subsidiaries.

     The Credit Committee oversees the lending and credit functions of the Company’s banking subsidiaries. The Committee’s responsibilities include, among other things:

  review and approval of the overall credit policies and procedures of the Bank;

  review and approval of lending authorities and exceptions; and

  review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank’s strategic plans (subject to approval by the Board of Directors of the Bank).

     The Trust Committee exercises general oversight of the trust activities of the Bank and certain investment activities of its subsidiaries.

Executive Compensation and Benefit Plans

     Annual Compensation

     The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, as well as one former officer of the Company.

Summary Compensation Table

Name and Principal Position (1)				Long-Term Compensation
				Securities Underlying Options/SARs Awarded (shares)	LTIP Payouts (4) ($)	All Other Compensation (5) ($)

	Annual Compensation
	Year	Salary	Bonus

J. Herbert Boydstun (2)	2000	$270,625	$153,000	52,200	$0	$85,114
President and Chief	1999	230,625	75,000	50,000	0	81,963
Executive Officer	1998	222,500	167,225	50,000	341,860	74,261

Randall E. Howard	2000	$420,417	$132,000	62,200	$0	$127,230
Chief Commercial	1999	394,375	100,000	50,000	0	119,128
Banking Executive	1998	375,994	208,760	65,000	0	14,808

K. Kirk Domingos III
Senior Executive Vice President	2000	$257,500	$132,000	52,200	$0	$131,154
and Manager, Retail Arena	1999	247,500	90,000	50,000	0	121,050
and Technology	1998	240,000	172,418	50,000	341,860	100,035

Richard G. Wright	2000	$209,000	$25,000	52,200	$0	$56,143
Senior Executive Vice President	1999	204,499	55,000	45,000	0	54,811
and Chief Credit Officer	1998	200,000	106,000	50,000	298,351	50,367

Marsha M. Gassan	2000	$197,500	$100,000	52,200	$0	$46,974
Senior Executive Vice President	1999	188,125	65,000	50,000	0	47,445
and Chief Financial Officer	1998	180,625	105,000	50,000	298,351	42,442

Former Officer:
Stephen A. Hansel (3)	2000	$643,750	$0	185,000	$0	$3,172,883	(6)
Former President	1999	625,000	150,000	175,000	0	226,231
and Chief Executive Officer	1998	611,250	606,159	150,000	1,019,365	200,376

(1)	Except as otherwise indicated, each Executive served in the capacity noted throughout each of the three years reflected in the table.

(2)	Mr. Boydstun was appointed President and Chief Executive Officer of the Company effective December 17, 2000. Prior to that since June 2000 he served as Chief Community Banking Executive and prior to that he served as Chairman of the Southwest Region.

(3)	Mr. Hansel resigned as President and Chief Executive Officer effective December 17, 2000, and ceased to be an employee effective January 31, 2001.

(4)	The value of restricted shares awarded upon payout of the Company’s 1995-1997 Performance Share Awards Plan based upon a fair market value (the average of the high and low trading prices) on the date of payout of $18.2813 per share.
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(5)	The following is an explanation of all other compensation contributed or paid to the Executives by the Company:

Plan	Years	Mr. Boydstun	Mr. Howard	Mr. Domingos	Mr. Wright	Ms. Gassan	Mr. Hansel

Retirement Security	2000	$ 8,500	$ 8,500	$ 8,500	$ 8,500	$ 8,500	$ 8,500
Plan	1999	8,000	8,000	8,000	8,000	8,000	8,000
	1998	8,000	8,000	8,000	8,000	8,000	8,000

ESOP*	2000	3,323	3,323	3,323	3,323	3,323	3,323
	1999	3,190	3,190	3,190	3,190	3,190	3,190
	1998	5,128	5,128	5,128	5,128	5,128	5,128

Non-Qualified	2000	9,559	19,212	9,974	5,774	5,415	35,653
Deferral Plan**	1999	12,296	22,195	13,711	8,333	9,138	55,871
	1998	9,942	0	11,094	6,110	6,323	48,245

Supplemental Stock	2000	3,102	6,351	3,137	1,584	1,557	11,935
Compensation Plan	1999	4,169	7,866	4,617	2,624	3,053	19,449
	1998	6,117	0	6,723	3,703	3,857	17,290

Non-Qualified Target	2000	37,476	63,299	58,522	18,300	12,754	65,565
Benefit Plan**	1999	34,171	60,212	50,028	17,786	12,415	59,188
	1998	25,819	0	28,922	13,223	8,436	44,700

Split-Dollar Life	2000	18,277	21,316	42,544	14,831	11,304	29,914
Insurance ***	1999	15,482	12,124	36,655	11,248	7,932	62,227
	1998	16,273	0	37,480	11,725	8,178	60,649

Long-Term	2000	4,877	5,229	5,154	3,831	4,121	17,993
Disability***	1999	4,655	5,541	4,849	3,630	3,717	18,306
	1998	2,982	1,680	2,688	2,478	2,520	16,364

*	The amounts for 2000 are estimates of the allocations. The amounts for 1999 (which were originally estimates) were revised to reflect the actual allocations.

**	These amounts include interest credited under the plans in excess of 120% of the applicable federal long-term rate.

***	During 2000, the Company maintained split-dollar life insurance policies for Messrs. Hansel and Domingos from two different insurers and policies from only one insurer for each of the other Executives. In 2001, the Company ceased paying premiums on one of the policies on Mr. Hansel. It will continue paying a portion of the premiums on four other policies on Mr. Hansel through March 31, 2003 (see note (6) below). In 2000, the Company maintained long-term disability policies for Mr. Hansel from two different insurers and policies from only one insurer for each of the other Executives. In 2001, the Company ceased paying premiums on the long-term disability policies for Mr. Hansel.

(6)	As a result of Mr. Hansel’s resignation, the amount set forth for 2000 under the column “All Other Compensation” includes, in addition to the amounts reflected in note (5) above totaling $172,883, the following amounts as provided for in the Contract Buyout and Separation Agreement between the Company, the Bank and Mr. Hansel (the “Separation Agreement”) that were accrued by the Company during 2000: (i) salary for January 2001 of $54,168; (ii) a single sum payment of $1,945,832 paid February 1, 2001; (iii) an extraordinary deferred award of $225,000 under the Non-Qualified Target Benefit Plan; and (iv) $775,000 of the expense in connection with the acceleration of 185,000 options that were in-the-money as of the date of the Separation Agreement. Another $69,000 (not reflected in the table) was expensed in 2001 in connection with the acceleration of those options. No amounts are included in the compensation table for certain provisions of the Separation Agreement, including the following: (i) the Company will purchase medical coverage for Mr. Hansel and certain dependents until March 31, 2003 (or such earlier date as Mr. Hansel is covered under another employer’s group medical plan); (ii) the Company will pay the corporate portions of the premiums on four split-dollar life insurance policies on Mr. Hansel until March 31, 2003; (iii) if a change of control (as defined in the Separation Agreement) takes place or is announced before March 31, 2003 (and is then consummated within six months), the Company will be obligated to pay Mr. Hansel a $1,000,000 change of control payment; (iv) benefit plans in which Mr. Hansel participated at January 31, 2001, the date that he ceased to be an employee of the Company, will pay out according to their terms; (v) options held by Mr. Hansel that were not in-the-money as of the date of the Separation Agreement were amended to extend the term and accelerate the vesting; and (vi) Mr. Hansel was granted as of January 26, 2001, a five-year option to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $13.84375 per share.
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     Stock Option and Stock Appreciation Rights (“SARs”) Grants

     The Company granted stock options to each of the Executives during 2000 with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. The Company also granted stock options to 957 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Hansel. All of the Executives (including Mr. Boydstun and Mr. Hansel) and employees who received stock options during 2000 were granted options under the Long-Term Incentive Plan. These stock options generally have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not previously expired or been exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 2000 were nonqualified stock options.

     The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 2000.

     A table follows that shows the stock options granted to the Executives during 2000, as well as other information relating to those options. The amounts included in the “Grant Date Present Value” column of the table are the respective present values of the options on the date of grant. The Company used the Black-Scholes option valuation model in determining this value.

     Options granted to each of the Executives were granted on January 25, 2000. In valuing these options, the following assumptions were used:

  all options would be held for the entire 10-year term;
  a risk-free rate of 6.85%;
  a dividend yield of 4.85%; and
  stock price volatility of 32.35%.

     The Black-Scholes model resulted in a per share grant date present value for these options of $2.31.

     The risk-free rate used is the 10-year Treasury rate on the date the options were granted. This rate reflects both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with that calculation was then adjusted downward by 5% to reflect that the options are not transferable. (The Black-Scholes model assumes that the options are transferable.) The value was further adjusted downward by 8.1% (slightly less than 3% per year) to reflect the risk that the option will terminate prior to its becoming exercisable. (The Black-Scholes model also assumes that the options are fully exercisable immediately.)

     The assumptions described above are only assumptions. The actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his or her option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.

Option/SAR Grants in Last Fiscal Year

	Individual Grants			Grant Date Value

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date (1)	Grant Date Present Value ($)

J. Herbert Boydstun	52,200	1.8060%	9.9063	1/25/10	$120,582

Randall E. Howard	62,200	2.1520%	9.9063	1/25/10	$143,682

K. Kirk Domingos III	52,200	1.8060%	9.9063	1/25/10	$120,582

Richard G. Wright	52,200	1.8060%	9.9063	1/25/10	$120,582

Marsha M. Gassan	52,200	1.8060%	9.9063	1/25/10	$120,582

Stephen A. Hansel	185,000	6.4000%	9.9063	1/25/10	$427,350

(1)	The expiration of the options will be accelerated upon the retirement, death, disability or other termination of employment of the optionee. As of January 31, 2001, the date Mr. Hansel ceased to be an employee of the Company, he met the criteria for retirement under the option agreement covering the options listed above. Consequently, the expiration date of the options held by Mr. Hansel reflected in the table above is now January 31, 2002, and, pursuant to the Separation Agreement, all such options vested as of January 31, 2001.

Aggregated Option/SAR Exercises and Fiscal Year-End Options/SAR Values

     The following table shows certain information concerning all options granted to the Executives by the Company. The Company did not grant any SARs to any of the Executives during 2000, and there are no SARs outstanding relating to any options granted by the Company.

Exercised Shares			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (Shares)		Value of Unexercised In-the-Money Options/SAR at Fiscal Year End ($) (1)

Name	Shares Acquired on Exercise	Value Realized on Exercise	Exercisable(E)/ Unexercisable(U)		Exercisable(E)/ Unexercisable(U)

J. Herbert Boydstun	0	0	123,750	(E)	$264,062	(E)
			138,450	(U)	$148,441	(U)

Randall E. Howard	0	0	32,500	(E)	$0	(E)
			144,700	(U)	$176,878	(U)

K. Kirk Domingos III	0	0	153,281	(E)	$434,070	(E)
			137,200	(U)	$148,441	(U)

Richard G. Wright	0	0	171,250	(E)	$516,094	(E)
			133,450	(U)	$148,441	(U)

Marsha M. Gassan	0	0	125,849	(E)	$318,547	(E)
			137,825	(U)	$148,441	(U)

Stephen A. Hansel (2)	0	0	2,045,802	(E)	$10,590,412	(E)
			466,250	(U)	$526,084	(U)

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(1)	For each option, the value is determined as follows: [number of shares subject to option] times [$12.75 minus the exercise price per share]. The $12.75 price was the closing market price of the Company’s Common Stock on December 31, 2000.

(2)	As of January 31, 2001, the date Mr. Hansel ceased to be an employee of the Company, he met the criteria for retirement under the option agreements outstanding pursuant to the Company’s 1987 Stock Option Plan and its Long-Term Incentive Plan. Pursuant to such retirement and the terms of the Separation Agreement, the aggregate shares underlying options held by Mr. Hansel that are exercisable as of February 23, 2001, total 2,512,052 (with a value for in-the-money options of $14,048,691 as of such date calculated as described in note (1) above based on a closing market price on February 23, 2001, of $14.13) and the aggregate shares underlying options held by Mr. Hansel that are not exercisable as of February 23, 2001, total 250,000 (with a value for in-the-money options of $71,575 as of such date). The options not exercisable as of February 23, 2001, were granted as of January 26, 2001, and will vest on July 26, 2001 (unless earlier vested as a result of death or a change of control).

Compensation of Directors

The following table shows the compensation payable to the nonemployee Directors during 2000.

Position	Retainer	Per Meeting

Chairman of the Board	$62,600	$1,500

Board Member	$12,600	$1,200

Committee Chairman	0	$1,500

Committee Member	0	$1,200

Employee Directors (Mr. Boydstun, Mr. Campbell and Mr. Howard) receive no retainer or meeting fees. All meeting fees are paid in cash for meetings attended.

     In addition, Mr. Nalty, who served as a full-time employee of the Bank until his retirement in September 1998, provides consulting services to the Bank. These services are required by a contract between Mr. Nalty and the Bank that provides for a consulting fee equal to $5,000 per month to be paid to Mr. Nalty in exchange for the services. The contract includes a three-year term but may be terminated earlier by the parties on certain conditions and prohibits Mr. Nalty from engaging in activities that would compete with the business of the Bank in the New Orleans area banking market.

     Payment of Retainer Fees in Stock

     Directors of Hibernia may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a Director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a Board member other than the Chairman elected to take his or her entire retainer in stock, he or she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company’s stock on the date of the most recent annual meeting of shareholders is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by Hibernia shareholders at the 1997 Annual Meeting.

     On the date of the 2000 Annual Meeting, the value of Hibernia Common Stock for this purpose was $10.3438. The value of all retainer fees paid to Directors in stock in 2000 was $180,902.72 (representing 17,489 shares valued as of the date of the 2000 Annual Meeting). An additional $50,400 in retainer fees was paid in cash in 2000. Eight Directors elected to take all of their retainer fees in stock. Four Directors elected to receive their entire retainer fees in cash.

     Deferred Compensation Plan

     The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees earned by him or her for service as a Director. Amounts deferred under this plan accrue interest at a rate equal to the Treasury rate (adjusted annually on April 1) less .25%. The rate for the first quarter of 2000 was 4.48%, and the rate for the remainder of 2000 was 5.98%.

     Stock Option Grants

     Under the 1993 Director Stock Option Plan, each Director who is not an employee of the Company is granted a stock option on the first business day after each annual meeting of shareholders. The stock option is for 5,000 shares with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the grant. Each option becomes initially exercisable as to 50% of the shares two years following the date of the grant, as to an additional 25% of the shares three years following the date of the grant and as to the remaining 25% of the shares four years following the date of the grant. The stock option expires 10 years after the date of the grant.

     Nonemployee Director Retirement Policy

     If a nonemployee Director serves on the Board of the Company (including service as a Director of an acquired institution) for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired for purposes of the Board’s retirement policies for nonemployee Directors. Retirement also takes place at or after age 72 in accordance with the By-Laws. If a Director who is not an employee of the Company upon his or her retirement served on the Board of Directors of the Company prior to 1993 (the point in time at which the Company began granting stock options to Directors annually), then he or she will be entitled to receive a stock gift upon retirement. Taxes on this gift are paid by the Company. The number of shares of Common Stock that will be granted to the Director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

Employment Agreements and Change of Control Arrangements

     Effective March 26, 1992, the Company entered into a written employment agreement with Mr. Hansel pursuant to which he served as President and Chief Executive Officer of the Company until December 17, 2000. That employment agreement was described in detail in the Company’s Proxy Statement relating to its 1993 Annual Meeting of Shareholders. Effective January 26, 2001, the Company and the Bank entered into a Separation Agreement with Mr. Hansel relating to his resignation as President and Chief Executive Officer effective December 17, 2000, and cessation of employment effective January 31, 2001. Under the Separation Agreement, Mr. Hansel received employee benefits, including salary, benefits and vesting of stock options, until the cessation of his employment on January 31, 2001.

Thereafter, he received the payments and benefits provided for in the Separation Agreement (see “Executive Compensation and Benefit Plans”).

     None of the other Executives currently serves pursuant to an employment agreement, except Mr. Randall E. Howard. Mr. Howard executed an employment contract in connection with the Company’s merger with a bank of which he served as president. This contract, which terminates January 31, 2002, provides for the payment of annual salary, bonus and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company.

     The Company intends to negotiate and enter into an employment agreement with Mr. Boydstun in his capacity as President and Chief Executive Officer in the near future.

     Each of the Executives (other than Mr. Hansel) has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years’employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel’s Separation Agreement includes a provision that entitles him to a change of control payment if there is a change of control of the Company within a specified time frame.

     Certain of the Company’s benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the Non-Qualified Deferral Plan, which is available to executive and senior managers, permits participants to defer salary and bonus and provides for a contribution by the Company to the extent of contribution limitations imposed on a participant in the Company’s 401(k) plan. This plan provides that participants may opt out of the plan upon a change of control and receive 90% of their deferred amounts and Company contributions, with interest, at that time. The Company’s Supplemental Stock Compensation Plan, which provides for contributions by the Company to the participants’accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to a participant’s qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. The Company’s Non-Qualified Target Benefit Plan, which provides for contributions by the Company to the extent that a participant’s income from all sources after retirement is anticipated to be less than 39% of the average of his salary and bonus for the three years prior to retirement at age 65, also allows participants to opt out after a change of control. In such case, the participant is entitled to 90% of the vested portion of his deferred award account. All of these benefit plans require that the Company’s obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity. Stock options and restricted stock awards granted under the Company’s Long-Term Incentive Plan vest immediately upon a change of control, and restricted stock awards become transferable upon a change of control. Finally, the Company’s ESOP provides for immediate vesting upon a change of control.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2000. None of these individuals is a former officer of the Company or any of its subsidiaries or has any other interlocking relationships as defined by the Securities and Exchange Commission.

Executive Compensation Committee Report

Background and Overall Policy

     The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed by any general statement incorporating by reference this Proxy Statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Company’s current compensation program was developed in 1992 and has been refined since that time in response to the Company’s operating results and to the overall market conditions affecting the Company’s peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

     Executive and senior management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, base salaries are not necessarily maintained at the same level as those at other companies. The CEO’s compensation is determined in part on an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is also used to measure the Company’s stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement.

     Middle management and professional staff are generally recruited from other banks in the Southeastern and South-central United States, but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

     Nonexempt and supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

     Consistent with its objective to minimize fixed expenses, the Committee sets salaries for all executive and senior management employees of the Company at a lower rate than the midpoint of the market. This principle was applied in granting salary increases, if any, in 2000. Bonuses will occasionally be paid to attract new executive and senior managers to the Company, and these bonuses are considered when determining the overall compensation for those individuals.

     The compensation strategy for the Company’s Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that is below the midpoint of the market rate for the position. During 2000, three senior managers were promoted to the Executive Vice President level. They were promoted to positions that included significant increases in responsibility, and their salaries were adjusted to reflect the change.

     During 2000, executive managers were paid at a rate that was an average of 9% below the market rate. Senior management salaries are set at a level that, during 2000, was an average of 10% below the relevant market rate. The Committee plans to review salaries of executive management in the first quarter of 2001, and make any appropriate adjustments at that time.

     Salaries for most other employees in the Company are set at or below the midpoint of a range of competitive rates and are managed so that the largest increases go to individuals who exhibit superior performance and whose pay is lowest relative to the market. Matters of internal equity are also considered. Total increases for this group are intended to be consistent with competitive trends within the applicable market.

Annual Cash Incentives

     The Committee believes that incentives for executive managers must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company’s Long-Term Incentive Plan. However, to reward and encourage short-term decisions that result in positive long-term performance, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company’s stock and therefore will not necessarily increase or decrease with the price of the Company’s stock. The factors affecting cash bonuses paid for 2000, in addition to individual performance, are discussed further below (see “Company Performance in 2000”).

     Similarly, the Committee believes that cash incentives should reflect an appropriate balance between the results achieved by an individual and the Company’s overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual’s own performance, partly on the performance of his business unit and largely on the overall performance of the Company. Accordingly, some cash incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be more closely related to the overall results achieved by the Company, and, as a result, executive management will receive cash incentives below target levels in years in which the Company’s overall performance has not been consistent with or better than pre-established long- and short-term objectives.

     Annual cash incentive award opportunities are designed so that the award for target or planned performance, combined with base salary, will produce total cash compensation about equal to the market midpoint. Performance significantly exceeding planned objectives should produce total cash compensation between the midpoint and the 75th percentile.

     The total and individual cash awards paid to executive and senior management are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, revenues, profitability, capital adequacy and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon the CEO’s assessment of the performance of each individual’s business unit as well as his individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

     The Company maintains certain other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance. These are primarily business-unit plans that reward sales and service efforts, with a significant portion devoted to retail sales as well as trust and brokerage referrals.

     Company Performance in 2000. The Company reported revenues (excluding securities transactions) of more than $873.7 million (an 8% increase from 1999) and cash-basis net income (excluding merger related expenses) of $187.1 million (down 4% from 1999). Expense growth was 8% in 2000. Earnings per common share were $1.05 (a 2% decrease from 1999). Earnings per share decreased from 1999 despite the increased revenues in large part as a result of a $70 million provision expense at year-end 2000. The Company’s leverage ratio was 7.65% at year-end 2000 compared to 8.11% at year-end 1999. The Company’s nonperforming asset and nonperforming loan ratios improved to 0.73% and 0.68% at year end 2000, respectively, compared to 0.81% and 0.70% a year earlier. Finally, reserves/loans was 1.47% at year-end 2000 compared to 1.44% at year-end 1999.

     The Company’s performance in 2000 was also marked by:

  a 12% increase in loans;
  a 7% increase in deposits;
  a 9% increase in assets; and
  a 13% increase in dividends paid to common shareholders.

     The Company continued to broaden its range of financial products and services in 2000. During 2000, the Company added investment banking through the completion of a merger with Southcoast Capital (now Hibernia Southcoast Capital) and expanded its insurance line by completing a merger with Rosenthal Agency (now doing business as Hibernia Rosenthal), Louisiana’s largest independent insurance broker. Also in 2000, the Company commenced a stock buyback program and repurchased approximately 3.3 million shares of Common Stock.

     Cash Incentives for 2000. Based upon the performance of the Company and the executive managers during 2000, the Committee approved cash incentive awards totaling $710,000 for the eight members of executive management (including the CEO). Total awards for executive management include an award of $153,000 for Mr. Boydstun (the CEO at the end of 2000). This compares to total awards for 1999 to the 11 members of executive management of $731,500 (including a $150,000 award to Mr. Hansel, the CEO during 1999).

     Based upon the performance of the Company and the senior managers during 2000, the Committee approved cash incentive awards totaling $2,872,802 for 111 members of senior management. This compares to total awards to the 89 members of senior management for 1999 of $1,841,905. Bonus allocation ratios were higher in 2000 than in 1999 based on performance factors.

Long-Term Incentives

     The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of stock-based incentives to accomplish its objectives. In 2000, the Committee made grants of stock options and awards of restricted stock. The Plan also permits awards of performance shares, performance units and incentive stock options, none of which were awarded in 2000.

     Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation for the Company’s executive and senior management is intentionally lower than market norms, long-term incentive grants greater than market average enable the Company to provide competitive total remuneration if the Company’s long-term performance is positive. It is the Company’s objective for such stock-based compensation to be in the range of the 75th percentile of the peer group for performance at target levels. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company’s stock increases over time (in the case of stock options and restricted stock awards) or if the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

     In 2000, the Committee awarded stock options covering an aggregate of 2,890,335 shares to 963 employees, of which options covering 621,800 shares (approximately 22% of the total) were to executive management (including an option grant covering 185,000 shares to Mr. Hansel).

     The stock options granted in 2000 included an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, and substantially all of such options provided for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

     The Company made 28 grants of restricted stock under the Plan in 2000. Awards covering 98,710 shares were granted to 16 managers to recognize increased job responsibility or for retention purposes; 11,000 shares were granted to six new managers as part of their hiring packages; four awards covering 2,000 shares were granted to four members of management each of whom, in addition to their ordinary responsibilities, coordinated all or substantial portions of one of the mergers in 2000; and two awards totaling 104 shares were made to two employees to reward their contributions to the completion of mergers during the year. The restricted stock awards provide the recipient with the right to vote the shares and receive dividends after issuance, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options. Of the restricted stock grants, some provide that the shares are issued on the date of grant, some provide that the shares are issued over a three-year period and some provide that the shares are issued over a five-year period.

     Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of the ESOP. The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of Common Stock for the Plan. In 1998, the Board of Directors approved the purchase of an additional $15 million of the Company’s shares for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator, if approved by the Executive Compensation Committee. As of December 31, 2000, the ESOP had purchased 3,874,869 shares of the Common Stock and had allocated 1,462,130 shares to employee accounts. Aggregate contributions to the ESOP during 2000 were $4,235,364. The terms of the ESOP provide that employees’ interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

Compensation of the Chief Executive Officer

Former Chief Executive Officer

     Mr. Hansel served as Chief Executive Officer during 2000 until his resignation as of December 17, 2000. Following Mr. Hansel’s resignation, Mr. Boydstun was appointed as Chief Executive Officer.

     During the portion of 2000 prior to Mr. Hansel’s resignation, he was compensated pursuant to the terms of his employment contract. Following his resignation, Mr. Hansel received certain additional compensation pursuant to the terms of the Separation Agreement.

     The terms of Mr. Hansel’s employment contract were consistent with the principles of the Company’s overall compensation strategy and included:

  An annual salary which was lower than the median of the salaries provided to the CEOs of the peer group described above. Mr. Hansel’s annual salary in 2000 was $650,000, which was 93% of the median of the peer group’s 2000 proxy-reported 1999 compensation. Assuming normal salary migration for peer CEOs, Mr. Hansel’s salary would have been less than 89% of the median expected to be reported in 2001 proxy statements reflecting 2000 salaries.

  Mr. Hansel was not awarded a bonus for 2000.

  All stock options specifically provided for under the contract were granted in previous years. In January 2000, Mr. Hansel was awarded a stock option grant covering 185,000 shares, a level that was projected to be at the 56th percentile of peer CEOs.

     In the first quarter of 2000, the Committee formalized and approved the 2000 CEO Bonus Plan, which tied 70% of the CEO’s bonus potential by formula to the achievement of the earnings per share as set forth in the Company’s 2000 profit plan; provided that the Company maintained above average soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio. This plan is similar to the 1999 CEO Bonus Plan. Both plans were designed to ensure that the compensation paid to the CEO under the plans was deductible by the Company under the current tax laws and regulations. The maximum bonus that could be paid to the CEO under this bonus plan was $1,500,000.

     The increase in EPS under the bonus plan was measured by comparing EPS at year-end 2000 to EPS as reported for year-end 1999. A minimum increase as specified in the plan must be achieved for the CEO to receive any portion of this bonus. The maximum amount to which the CEO was eligible for this portion of his bonus was 70% of an amount that was equal to 90% of the projected median of the annual salaries of all chief executive officers in the Company’s peer group, excluding the Company. The amount was determined by a survey of the 2000 proxy statements of the peer group companies and an adjustment based on the market rate of increases in salaries is made. However, because the Company did not meet the minimum EPS target in the CEO’s bonus plan, 70% of the target was not available for payout.

     Qualitative factors are generally used in determining an amount for the remaining 30% of the CEO’s bonus. These factors customarily include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. Other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management, are also considered. As a result of the resignation of Mr. Hansel as CEO as of December 17, 2000, however, no amount was awarded for this 30% of the CEO’s bonus. Consequently, no bonus or other awards were granted to Mr. Hansel in 2001 for 2000 performance.

Current Chief Executive Officer

     For most of 2000, Mr. Boydstun served as Chairman of the Southwest Region and then Chief Community Banking Executive. He became President and Chief Executive Officer as of December 17, 2000. Mr. Boydstun received an annual salary in 2000 of $270,625 and in January 2000 was awarded a stock option for 52,200 shares.

     In deciding upon a bonus for Mr. Boydstun for 2000, the Committee did not apply the CEO Bonus Plan since Mr. Boydstun had served as CEO for such a short period during 2000. The Committee assessed, instead, the level Mr. Boydstun’s bonus would have been in his prior positions during 2000 based upon the Company’s 2000 performance and his individual performance in his prior positions and his transition to Chief Executive Officer. Based upon such considerations, the Committee awarded Mr. Boydstun in 2001 an aggregate bonus of $153,000 for 2000 performance.

     Further, the Committee established Mr. Boydstun’s salary for 2001 as President and CEO at $500,000. This amount was established based upon the Committee’s review of peer group salaries as discussed above (considering, among other things with respect to such peer group information, the various sizes of such institutions), a review of the substantial additional responsibilities and demands that Mr. Boydstun’s new positions will involve and the level of Mr. Boydstun’s experience in his new positions. The Committee also during January 2001 granted options to Mr. Boydstun to purchase 100,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan.

     During 2001, the Company expects to enter into an employment agreement with Mr. Boydstun and to approve and formalize a 2001 Chief Executive Officer Bonus Plan. It is expected that Mr. Boydstun’s bonus for 2001 will be determined in part based upon the Company’s success in meeting its profit plan and maintaining above average soundness as evidenced by certain specific ratios and by qualitative factors as discussed above.

Section 162(m) Policy

     Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and to maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company’s ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

     The Committee will periodically monitor the Company’s compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company. In particular, the Committee expects to maintain a bonus plan for the CEO that is “performance-based” under the regulations with respect to a majority of the CEO’s bonus opportunity. Also, if the Committee should structure any future performance share awards plans, it intends that any shares awarded to the CEO will qualify for the “performance-based” exemption.

     Submitted by the Executive Compensation Committee of the Company’s Board of Directors.

March 1, 2001

Elton R. King, Chairman
Dick H. Hearin
Ray B. Nesbitt
William C. O’Malley
Dr. James R. Peltier
Robert T. Ratcliff

Stock Performance Graph

     The following performance graph compares the performance of the Company’s Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies for the Company’s last five fiscal years. The companies included in the peer group have assets of between $3 billion and $59.3 billion. The graph assumes that the value of the investment in the Company’s Common Stock, the peer group and the index was $100 at December 31, 1995, and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; BB&T Corporation (Winston-Salem, North Carolina); Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First Citizens Bancshares, Inc. (Raleigh, North Carolina); First Tennessee National Corporation; Hancock Holding Company; Huntington Bancshares Incorporated; Old Kent Financial Corporation (Grand Rapids, Michigan); Regions Financial Corporation; SouthTrust Corporation; Summit Bancorp (Princeton, New Jersey); Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; Whitney Holding Corporation; and Zions Bancorporation (Salt Lake City, Utah).

Comparison of 5-Year Cumulative Total Return of Hibernia, Peer Group and S&P 500 Index (Assumes $100 Investment on 12/31/95)

Company/Index	12-31-96	12-31-97	12-31-98	12-31-99	12-31-00
Hibernia	$126.43	$184.12	$172.89	$108.95	$136.79
Peer Group	$131.99	$228.92	$232.03	$192.20	$228.05
S&P 500 Index	$122.96	$163.96	$210.81	$255.17	$231.92

Transactions with Related Parties

     The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a Director of the Company. During 2000, Hibernia National Bank paid a total of $234,568.61 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.

Indebtedness of Related Parties

     Directors and executive officers of the Company were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2000. In addition, members of families of Directors and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 2000. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and Directors to file reports of ownership and changes in ownership of the Company’s equity securities with the Securities and Exchange Commission. They are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company generally prepares the Section 16(a) forms on behalf of the executive officers and Directors based on information provided by them. Based solely on a review of this information, the Company believes that during 2000, the Company’s executive officers and Directors complied with all applicable Section 16(a) filing requirements except that Mr. Campbell, a Director of the Company, inadvertently did not timely report a sale of stock by each of two of his children in August and November 2000 (which sales were reported on a Form 5 in January 2001); Mr. Hoadley, an executive officer of the Company, inadvertently did not timely report a purchase of stock by his spouse in 1999 (which purchase was reported on a Form 5 in January 2001); and Mr. Hansel, former President, Chief Executive Officer and Director of the Company, inadvertently did not timely report a purchase of stock in April 2000 (which purchase was reported on a Form 4 in June 2000).

Vote Required and Recommendation

     A plurality of the votes cast at the Annual Meeting is required for the election of Directors. The six individuals who receive the most votes will be elected as Directors.

     The Board of Directors recommends that you vote “FOR” election of the six nominees listed above.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Shareholders of the Company are being asked to ratify the Company’s appointment of Ernst &Young LLP as its independent auditors for 2001, as described below.

     The firm of Ernst &Young LLP, certified public accountants, served as the Company’s independent auditors for the year 2000. The Board of Directors has appointed Ernst &Young LLP as independent auditors for the Company for the year 2001. Although the appointment of independent auditors does not require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval.

     Representatives of Ernst &Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed by any general statement incorporating by reference this Proxy Statement to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     The Audit Committee oversees the Company’s financial accounting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

     Submitted by the Audit Committee of the Company’s Board of Directors.

March 1, 2001

William C. O’Malley, Chairman
Richard W. Freeman, Jr.
Dick H. Hearin
Robert T. Holleman
Elton R. King
Sidney W. Lassen

Audit Committee Charter and Independence of Members

     In 2000, the Board of Directors approved and adopted a written charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent.

Auditor Fees

     The following table sets forth the aggregate fees incurred by the Company (i) for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the Company’s financial statements included in its Forms 10-Q for the fiscal year ended December 31, 2000, and (ii) for other professional services rendered by the Company’s principal accountant and billed during the fiscal year ended December 31, 2000:

Audit Fees	$250,000
Financial Information Systems Design And Implementation Fees	—
All Other Fees
Audit Related Services	$141,865
Nonaudit Services*	$ 13,759

TOTAL	$405,624

  * The Audit Committee has considered whether the provision of these nonaudit services is compatible with maintaining the principal accountant’s independence.

Vote Required and Recommendation

     An affirmative vote by the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the appointment of independent auditors.

     The Board of Directors recommends that you vote “FOR” ratification of the appointment of Ernst &Young LLP as independent auditors.

SOLICITATION OF PROXIES

     The Board of Directors of the Company is soliciting the enclosed proxy. The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by the Company. Directors, officers and employees of the Company or its subsidiaries may, but without compensation other than their regular compensation, solicit proxies by telephone, personal interview, facsimile or other electronic communication. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies. The fee of Mellon Investor Services LLC for proxy solicitation is estimated not to exceed $6,000 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

SHAREHOLDER PROPOSALS

     Shareholders may submit proposals to be considered at the 2002 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission and the Company’s By-Laws. Any shareholder proposals must be submitted to the Secretary of the Company at the Company’s principal executive office no later than November 15, 2001, in order to be considered for inclusion in the Company’s 2002 proxy materials. Under the shareholder proposals section of the Company’s By-Laws, a shareholder proposal or nomination will be considered untimely with respect to the 2002 Annual Meeting if received by the Company after November 15, 2001.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment or postponement of the Meeting, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.

ANNUAL REPORT

     The Annual Report to shareholders containing financial statements for the Company’s 2000 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

     Upon written request by a shareholder, the Company will provide without charge a copy of the Company’s Form 10-K Annual Report for 2000, including the Annual Report to shareholders (but not including exhibits), as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Susan Klein, Assistant Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

By Order of the Board of Directors
/s/ CATHY E. CHESSIN
CATHY E. CHESSIN Secretary
New Orleans, Louisiana March 15, 2001 29

Appendix A

CHARTER OF THE AUDIT COMMITTEEOF THE BOARD OF DIRECTORS OF HIBERNIA CORPORATION

ORGANIZATION

The Board of Directors shall approve the appointment of the members of the Audit Committee with the advice of the Chairman of the Board, the Chief Executive Officer and the Chairman of the Audit Committee. The Committee shall be comprised of directors who are both financially literate, with at least two members having accounting or related financial management expertise, and independent of management and the Company. A member shall be considered independent if he or she:

  Is not a current employee of the Company;

  Is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year and has not been an employee of the Company for at least three years;

  Does not receive direct remuneration from the Company in excess of $100,000 annually or indirect remuneration in an amount greater than $1 million or 1% of the consolidated gross revenues of the company through which the indirect remuneration is received. Indirect remuneration is considered remuneration of a company or entity in which the member serves as an executive officer or director or owns or controls more than 5% of the outstanding voting securities.

PURPOSE

The purpose of the Audit Committee is to provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community with respect to:

  The integrity of systems that produce financial information and the financial reporting process;

  The adequacy of the accounting, financial, operating and administrative controls;

  Compliance with legal and regulatory requirements; and

  The quality and objectivity of the internal audit, external audit and loan review processes.

RESPONSIBILITIES

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

2.	Meet on a regular basis and call special meetings as circumstances require.
A-1

3.	Meet at least annually with the independent auditor, General Auditor and Risk Management Executive Vice President in private executive sessions to determine, among other things, that their independence has not been compromised.

4.	With the Board’s concurrence, select, evaluate and, where appropriate, replace the independent auditor. Have a clear understanding with the independent auditor that the independent auditor is ultimately accountable to the directors and the Audit Committee, who, as the shareholders’ representatives, have ultimate authority in deciding to engage, evaluate and, if appropriate, terminate the services of the independent auditor.

5.	Obtain annually from the independent auditor a written statement regarding relationships and services that may affect objectivity and independence. Discuss such report with the auditor and, if determined appropriate by the Committee in response to such report, recommend the Board take action necessary to ensure the independence of the auditor.

6.	Review with the independent auditor prior to the audit of the Company’s financial statements their audit plan, approach and their related risk assessment of the Company, as well as planned staffing for the audit.

7.	Review the annual audited financial statements with management, including major issues regarding accounting principles, standards and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

8.	Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

9.	Discuss with the independent auditor matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90 relating to the conduct of the audit.

10.	Review any management letter issued by the independent auditor and management’s response to that letter.

11.	Review the quarterly financial statements with the independent auditor prior to filing of the Form 10-Q to determine that the independent auditor does not take exception to the disclosure and content of the financial statements. The Chairman of the Audit Committee may represent the entire Committee for purposes of this review.

12.	Review the annual budget, staffing and annual audit/examination plans and related risk assessments for both the Audit and Loan Review functions. At least semi-annually, review reports of actual coverage compared to planned coverage.

13.	Review significant issues noted in reports to management prepared by Internal Audit and Loan Review and management’s responses.

14.	At least annually review the Company’s compliance with applicable laws and regulations and the Company’s Code of Ethics.

15.	Meet periodically with the Company’s counsel to review litigation affecting the Company.

16.	Report activities of the Audit Committee to the Board of Directors on a regular basis.

17.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s proxy statement.
A-2

PLEASE VOTE THIS PROXY BY TELEPHONE OR INTERNET, OR SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. Please mark your votes as indicated in this example |X|

	FOR	WITHHELD FOR ALL
Proposal 1: TO ELECT DIRECTORS
	|_|	|_|

NOMINEES TO SERVE UNTIL THE 2004 ANNUAL MEETING OF SHAREHOLDERS:

01 Robert H. Boh	04 Randall E. Howard
02 E.R. “Bo” Campbell	05 Elton R. King
03 Richard W. Freeman, Jr.	06 Dr. James R. Peltier

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee’s name above or follow instructions on the Internet or touch-tone telephone.

Proposal 2:	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION FOR 2001.

	FOR	AGAINST	ABSTAIN
	|_|	|_|	|_|

IN YOUR DISCRETION FOR ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes all proxies heretofore given in connection with the 2001 Annual Meeting.

Signature ___________________________________ Signature ________________________________ Dated: ____________________ , 2001

NOTE: Please sign as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

....................................................................................................................................................................... .............................
FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/hib
Use the Internet to vote your
proxy. Have your proxy card in
hand when you access the web
site. You will be prompted to enter
your control number, located in
the box below, to create and sub-
mit an electronic proxy.

OR

Telephone
1-800-840-1208
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call. You will
be prompted to enter your control
number, located in the box below,
and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

If you vote your proxy by Internet or telephone,
you do NOT need to mail back your proxy card.
You can vote by Internet or telephone 24 hours a day, 7 days a week.
Your vote by Internet or telephone will save postage costs for Hibernia.

You can view the Annual Report and Proxy Statement on
the Internet at: www.hibernia.com/annual_meeting
or www.proxyvoting.com/hib

P R O X Y                                                                                                                 P R O  X Y

HIBERNIA CORPORATION

P. O. Box 61540, New Orleans, Louisiana 70161

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING, APRIL 17, 2001

     I hereby appoint Cathy E. Chessin, Susan Klein and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for me to vote all shares of Hibernia Corporation (the “Company”) that I am entitled to vote at the 2001 Annual Meeting of Shareholders of the Company. The 2001 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 9:00 a.m., local time, on Tuesday, April 17, 2001. The proxies may also vote these shares at any adjournment or postponement of the 2001 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on any other matters that may properly come before the Meeting. I acknowledge receipt of the Company’s notice and accompanying Proxy Statement.

     I understand that this proxy, when properly executed, will be voted in the manner I have directed herein. If I give no direction, this proxy will be voted “FOR” the nominees named in Proposal 1 (including any substitute nominee) and “FOR” Proposal 2. In addition, if any other business properly comes before the 2001 Annual Meeting that requires a shareholder vote, I understand that shares represented by signed proxy cards will be voted by the proxies listed above in their discretion. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

........................................................................................................................................................................ ............................
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